EXHIBIT 10.4

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made effective as of December 19, 2017 by and between Eric Bauer (“Employee”) and Repro Med Systems, Inc. (“Company”).

BACKGROUND

A.        Employee was previously employed by Company pursuant to that certain Employment Agreement effective as of January 17, 2017 (the “Employment Agreement”).

B.        Employee resigned as an officer of the Company effective as of November 17, 2017, and has resigned from his employment with the Company effective as of January 17, 2018 (the “Separation Date”).

C.        Employee and the Company desire to agree upon terms for the separation of Employee’s employment.

D.        Company and Employee seek to resolve all issues between them, reinforce certain continuing obligations, and amicably conclude their employment relationship.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, agreements and representations contained herein, with the foregoing background incorporated by reference, and intending to be legally bound hereby, Company and Employee hereby agree as follows:

1.         Definitions. As used in this Agreement, any reference to “Employee” shall include Employee and his heirs, administrators, personal representatives, executors, successors and assigns. Any reference to “Company” shall include Company and its divisions, affiliates, parent corporations, sister corporations, subsidiary corporations, predecessors, successors, transferees, assignees, shareholders, partners, and all officers, directors, employees, agents, and representatives of Company. Other terms are defined where they are used in this Agreement.

2.         Termination of Employment and Benefits to Employee.

(a)        Employee’s employment will terminated effective as of the Separation Date.  In consideration for signing this Agreement and Employee’s compliance with the Release in Paragraph 4 below and other promises made in this Agreement, including but not limited to those set forth in Paragraphs 2(b) and 5(d) below, Company agrees to provide Employee (i) $11,458.33 on January 15, 2018 (representing salary that would have been payable from December 29, 2017 through January 15, 2018), (ii) $137,500 payable commencing after January 15, 2018 in accordance with the Company’s customary payroll cycle (representing severance that would have been payable had Employee’s employment been terminated by the Company in accordance with the Employment Agreement), (iii) $9,338.11 payable on January 15, 2018 for unused vacation time during the period of employment, and (iv) $4271.28 for 6 months of COBRA premiums provided to Employee immediately prior to the Separation Date through July

15, 2018. All of the foregoing amounts shall be subject to federal, state and local withholding, as applicable.  In addition, Employee shall be eligible to earn a pro-rated portion of the 2017 annual bonus to which he would have been otherwise entitled pursuant to the Employment Agreement if he had not resigned from his employment (together with the amounts set forth in (i) – (iv) above, the “Benefits”).  Employee agrees that, of the 500,000 incentive stock options he currently owns, 125,000 shall be fully vested as of December 29, 2017, and the remainder are hereby forfeited.

(b)        As a condition to receipt of the amount set forth in Paragraph 2(a)(ii) above, Employee shall execute and deliver to the Company a release in favor of the Company, dated December 29, 2017, in substantially the form of Paragraphs 3(a), 4 and 5(d) of this Agreement.

(c)        Employee and Company disagree regarding what benefits Company is obligated to provide to Employee under their existing agreements, and Employee and Company are each compromising their positions to reach an agreement for Company to provide these Benefits and a release in exchange for Employee to make the promises in this Agreement and to provide a release. Employee acknowledges that, apart from the Benefits, all other benefits provided by Company to Employee, as well as any benefits that are or may be owed under the Employment Agreement, have terminated as of the Separation Date.

(d)        Employee acknowledges and agrees that the Benefits are due solely from Company and that Insperity PEO Services, L.P. (“Insperity”) has no obligation to pay any of the Benefits, even though Company’s payment may be processed through Insperity.

3.         Mutual General Release of Claims.

(a)        In consideration of Company’s promise of Benefits in Paragraph 2 above, Employee hereby freely, knowingly and irrevocably releases and discharges Company and Insperity and their respective current and former parent companies, subsidiaries and other affiliated companies as well as any of their respective current and former insurers, directors, officers, agents, shareholders, employees and representatives (collectively, the “Indemnified Parties”) from any and all rights, actions, causes of action, suits, debts, contracts, controversies, agreements, promises, damages, judgments, claims, demands, losses, liabilities, or obligations whatsoever, of whatever kind and based on whatever legal theory, including but not limited to, obligations in law or equity, which exist or may exist, whether vested or otherwise, whether known or unknown, that Employee ever had, now has, or may have through the date of this Agreement, including, but not limited to: any alleged violation of Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Immigration Reform Control Act, the Consolidated Omnibus Budget Reconciliation Act, the New Jersey Law Against Discrimination, the New Jersey State Wage and Hour Law, and the New Jersey Conscientious Employee Protection Act, each of those laws as they may have been amended, any other federal, state or local civil law, regulation, ordinance or public policy prohibiting employment discrimination, breach of contract, or wrongful discharge, and any associated claims for costs, attorney’s fees, or other expenses which Employee ever had or now has through the date on which Employee executes this Agreement. Employee further agrees to waive any claim for damages occurring at any time after he executes this Agreement because of alleged continuing effects of any alleged discriminatory or other wrongful acts or omissions involving the Indemnified Parties that occurred prior to such execution.  Nothing in this Agreement waives or is intended to waive Employee’s rights with respect to indemnification or insurance coverage.

(b)        Company hereby freely, knowingly and irrevocably releases and discharges Employee from any and all rights, actions, causes of action, suits, debts, contracts, controversies, agreements, promises, damages, judgments, claims, demands, losses, liabilities, or obligations whatsoever, of whatever kind and based on whatever legal theory, including but not limited to, obligations in law or equity, which exist or may exist, whether vested or otherwise, whether known or unknown, that Company ever had, now has, or may have through the date of this Agreement for all matters arising out of Employee’s employment with Company and the cessation of that employment, and Employee’s service as an officer of the Company, which Company ever had or now has through the date on which Company executes this Agreement.

4.         Acknowledgment of Waiver of Claims under ADEA. Employee and Company intend for this Agreement to comply with Section 201 of the Older Workers Benefit Protection Act of 1990. Accordingly, Employee acknowledges and represents as follows:

(a)        Employee has read and understands this Agreement and all of its terms, conditions, requirements and obligations.

(b)        By executing this Agreement, Employee does not waive rights or claims that may arise after the date this Agreement is executed.

(c)        Employee knowingly and voluntarily waives such claims as he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) in exchange for consideration of value to which he is not otherwise entitled.

(d)        Employee has been advised in writing by Company to consult with an attorney before signing this Agreement, and has had the opportunity to consult with an attorney before signing this Agreement and Employee is fully satisfied that he or he understands it completely.

(e)        Employee has had a period of twenty-one (21) days commencing on the date he received this Agreement in which to consider this Agreement before signing it, and he was permitted to use as much of that period as he wished prior to signing; however, Employee acknowledges that no proposal or actual change that he or his counsel makes with respect to this Agreement will restart this twenty-one (21) day period.

(f)        Employee, however, specifically does not release any claims that arise after he signs this Agreement, or any claims that he cannot waive by operation of law, including the right to file a charge with or participate in an investigation conducted by the EEOC.  Employee is waiving, however, his right to any monetary recovery or other relief should Employee, the EEOC, or any other agency pursue claims on his behalf.

(g)        For a period of seven (7) days following the execution of this Agreement, Employee may revoke this Agreement, and this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired. Should he wish to do so, Employee must deliver written notice of his revocation to Company no later than 5:00 p.m. on the seventh (7th) day after Employee has signed this Agreement with a copy to Meaghan Londergan at Royer Cooper Cohen Braunfeld LLC, 100 N. 18th Street, Suite 710, Philadelphia, PA 19103. If Employee revokes this Agreement, it shall not be effective or enforceable, and he will not receive Benefits as referenced in Paragraph 2, above.

(h)        IN ENTERING INTO THIS AGREEMENT, EMPLOYEE IS ACTING VOLUNTARILY, KNOWINGLY, AND WITHOUT DURESS OR COERCION.

5.         Obligations of Employee. In consideration of this Agreement, and in addition to the release set forth in Paragraph 4 above and Employee’s other covenants in this Agreement, Employee shall perform the following obligations in exchange for the Benefits described in Paragraph 2 above:

(a)        Services.  Employee shall provide transition and other services on an at-will basis as reasonably requested by the Company through December 29, 2017.  Transition services include, without limitation, communications with third parties with whom the Company has a relationship (only as pre-approved by the Company) and transferring passwords and log-in information.  Employee shall cooperate with and make himself available to Company in connection with any investigation, litigation, arbitration or other proceeding brought by or against Company, whether or not Employee is a party in such matter, or in connection with any threatened or potential investigation, litigation, arbitration or other proceeding by or against Company, including making himself available to answer questions by Company and giving testimony and depositions.

(b)        Return of Property.  Employee shall return to Company all Company property in his possession or control at the close of business on December 29, 2017.

(c)        Employment Agreement. Employee specifically acknowledges and agrees that the provisions of Section 7 and Section 9 of the Employment Agreement shall remain in full force and effect at all times since the effective date of the Employment Agreement, provided that the “Restricted Period” referenced therein shall be deemed to be a period of six (6) months following the Separation Date.

(d)        Covenant Not to Sue. Employee covenants and represents that he has not filed or caused to be filed any lawsuit, complaint, charge, action or other proceeding against Company with respect to any claim he is releasing in this Agreement, and Employee further covenants and agrees not to sue Company with respect to any matter arising before the date on which he executed this Agreement that Employee has released pursuant to Section 4(a) of this Agreement. Employee’s covenants include, but are not limited to, proceedings to negate, modify or reform this Agreement, provided, however, that nothing in this Agreement is intended to, nor shall it, release or interfere with Employee’s protected right to file a charge with, or to participate in an investigation or proceeding pursuant to, the statutes administered by the Equal Employment Opportunity Commission or equivalent state agency, including a charge contesting the validity of this Agreement under the Age Discrimination in Employment Act, or the right of any governmental agency to pursue any such claim regarding Employee. In any event, Employee understands that, by signing this Agreement, he waives any right he may have to recover money or other relief in any lawsuit or proceeding that he brings or which is brought on his behalf by any agency or third party against Company based on events arising through the date on which he executes this Agreement. Except where otherwise permitted under this Paragraph 5, Employee agrees that such action shall be dismissed with prejudice upon the presentation of this Agreement to the Court and Employee agrees that he will not accept relief or recovery from such action. Company covenants and represents that it has not filed or caused to be filed any lawsuit, complaint, charge, action or other proceeding against Employee with respect to any claim it is releasing in this Agreement, and provided that Employee is in compliance with his obligations under this Agreement, Company further covenants and agrees not to sue Employee with respect to any matter arising before the date on which Company executed this Agreement that Company has released pursuant to Section 4(b) of this Agreement.

6.         Tax Consequences. The Company makes no representation regarding any tax consequences associated with the terms of this Agreement. Employee understands and agrees that the Company has no responsibility for any tax liability Employee may incur as a consequence of this Agreement or any payment hereunder.

7.         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws provisions.

8.         Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or to conflict with applicable federal, state or local law, the Agreement shall be reformed to remove that invalid provision and/or amended in writing to render that invalid provision enforceable. However, all remaining provisions of the Agreement shall remain in full force and effect.

9.         No Admission of Wrongdoing. Employee and Company acknowledge and agree that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time for any purpose as an admission by Company or Employee of any liability or unlawful conduct of any kind, including any wrongful termination or any cause for termination.

10.       Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement. Employee and Company acknowledge that the terms of this Agreement are contractual and not recitals only, except that the paragraph headings have been included for convenience of reference only and shall not constitute a part of this Agreement nor affect its interpretation.

11.       Entire Agreement. This Agreement sets forth the entire agreement between Employee and Company with respect to the subject matter hereof and fully supersedes any prior agreements or understandings between them with respect to the subject matter hereof, except the Employment Agreement, which shall continue in full force and effect except as expressly modified hereby.  Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement.

12.       Attorney Consultation. Company hereby advises Employee to consult with an attorney prior to executing this Agreement, and Employee acknowledges that he has been so advised. Employee acknowledges that it has been his decision alone whether or not to consult with an attorney regarding this Agreement.

IN WITNESS WHEREOF, Employee and Company now voluntarily and knowingly execute this Separation Agreement and General Release on the date set forth below:

REPRO MED SYSTEMS, INC.

Date: December 21, 2017	By: /s/ Karen Fisher
Name: Karen Fisher CFO
Authorized Signatory

EMPLOYEE:

Date: December 21, 2017	/s/ Eric Bauer
Eric Bauer